EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Tom Barth Investor Relations 617-274-7130 tbarth@akamai.com

AKAMAI ELECTS JONATHAN F. MILLER TO ITS BOARD OF DIRECTORS

Veteran media executive and business advisor, Miller served as CEO of Digital Media at News Corp and as Chairman and CEO of America Online (AOL)

CAMBRIDGE, MA – July 24, 2015 – Akamai Technologies, Inc. (NASDAQ: AKAM), the global leader in content delivery network (CDN) services, today announced the election of Jonathan (Jon) F. Miller to the Akamai Board of Directors effective July 21, 2015. Mr. Miller is currently a Partner at Advancit Capital, focusing on early stage companies at the intersection of media, entertainment and technology, and is former Chairman and Chief Executive Officer, Digital Media Group for News Corporation.

“We are honored to welcome Jon to our Board of Directors and look forward to benefiting from his significant digital media and investment experience,” said Dr. Tom Leighton, CEO of Akamai. “Jon has had a direct impact on the information and digital media revolution through his leadership and work with many of today’s most influential companies. We believe his insight into major shifts and trends within the digital media industry will be invaluable to Akamai going forward.”

At News Corporation, Mr. Miller drove the company’s overall digital strategy which included Fox Interactive Media and Hulu.

Mr. Miller commented, “As consumer demand for broadcast-quality, online experiences continues to accelerate, it’s an exciting time to be joining the board of such an innovative and important company. Akamai leads the industry in delivering rich media at scale. I look forward to the opportunity to contribute to Akamai’s continued momentum.”

Prior to News Corp, he was the founding partner of Velocity Interactive Group, an investment firm focused on digital media and communications.  He has served in positions of senior executive responsibility in both traditional and digital media for 25 years. As Chairman and CEO of AOL, he led an industry-defining turnaround by restructuring the company’s core business lines, in addition to focusing the company on online advertising which included the successful 2004 acquisition of Advertising.com.

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Earlier in his career, Mr. Miller was CEO and President of USA Information and Services – now IACI and Expedia – and also served as Managing Director of Nickelodeon International, a unit of Viacom’s MTV Networks. He also served as Vice President, Programming and Co-General Manager of NBA Entertainment, where he was responsible for league-wide brand management and programming.

Mr. Miller serves on the Boards of TripAdvisor, Houghton Mifflin Harcourt, and the Interpublic Group, and works with non-profit Boards including the American Film Institute, the Paley Center for Media, the Made in NY Media Center, and the International Emmy Association.  He is also an advisor at Greater Pacific Capital.

About Akamai®
As the global leader in Content Delivery Network (CDN) services, Akamai makes the Internet fast, reliable and secure for its customers. The company's advanced web performance, mobile performance, cloud security and media delivery solutions are revolutionizing how businesses optimize consumer, enterprise and entertainment experiences for any device, anywhere. To learn how Akamai solutions and its team of Internet experts are helping businesses move faster forward, please visit www.akamai.com or blogs.akamai.com, and follow @Akamai on Twitter.

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